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                                                                   EXHIBIT 10.33


                        SEPARATION AND RELEASE AGREEMENT


         THIS SEPARATION AND RELEASE AGREEMENT is entered into between Jon H. Browne ("Employee"), and Whitehall Jewellers, Inc., a Delaware corporation ("Whitehall").

         WHEREAS, Whitehall and Employee are parties to that certain Employment and Severance Agreement dated as of January 24, 2000 (the "Employment Agreement").

         WHEREAS, Whitehall has been named a defendant in International Diamonds, L.L.C., et al. v. Cosmopolitan Gem Corp., et al., Index No. 110101/03 (Sup. Ct., NY Cty.) (the "Capital Factors Action").

         WHEREAS, each of Whitehall and Employee is the subject of a criminal investigation by the United States Attorney for the Eastern District of New York regarding the subject matter of the Capital Factors Action and related matters (the "US Attorney Investigation").

         WHEREAS, the United States Securities and Exchange Commission (the "SEC") has initiated a formal inquiry into the matters that are the subject of the Capital Factors Action (the "SEC Investigation" and together with the US Attorney Investigation, the "Government Investigations").

         WHEREAS, in connection with Whitehall's internal investigation related to the Capital Factors Action and the Government Investigations, Whitehall notified Employee of his termination for Cause (as defined in the Employment Agreement) and determined that it would not be appropriate to advance the legal costs and expenses of Employee related to the Capital Factors Action or the Government Investigations pursuant to the Second Restated Certificate of Incorporation of Whitehall (the "Certificate") and the Amended and Restated By-Laws of Whitehall (the "By-Laws").

         WHEREAS, Employee has executed a letter in favor of Whitehall dated October 15, 2003 pursuant to which Employee undertook to repay all defense costs advanced to him with respect to the US Attorney Investigation if it should be ultimately determined that he was not entitled to indemnification pursuant to the Certificate and the By-Laws.

         WHEREAS, Whitehall and Employee wish to resolve the disputes and potential disputes by and between them with respect to (i) the indemnification of Employee by Whitehall for his defense costs incurred or to be incurred by him in defending the U.S. Attorney Investigation or the SEC Investigation, whether pursuant to the Certificate and By-Laws or otherwise, (ii) the repayment by Employee to Whitehall of defense costs advanced to Employee on or prior to the date hereof, (iii) the indemnification of Employee by Whitehall, whether pursuant to the Certificate and By-Laws or otherwise, with respect to the Capital Factors Action and any other civil action relating to the subject matter thereof and the Government Investigations and any other criminal action relating to the subject matter thereof, and (iv) the grounds for the termination of Employee under the Employment Agreement and amount owed to him



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thereunder, in each case, as set forth herein, and to avoid expensive and time consuming arbitration and litigation.


         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, conditions and premises contained herein, the parties agree as follows:

         1. WAIVER AND RELEASE:

            A. Except for breaches of this Agreement, Employee and each of his past, present and future spouses, family, relatives, successors, heirs, executors, administrators, trustees, agents, representatives, affiliates and assigns and each and every person or entity that purports to assert rights or claims through him or on his behalf (collectively, the "Employee Releasing Parties"), individually and collectively, hereby fully, finally and forever waive and unconditionally release, acquit and discharge each of Whitehall and its past, present and future affiliates, employee benefit plans and programs and other related entities (whether or not wholly owned) and the past, present and future officers, directors, employees, agents, shareholders, trustees, fiduciaries, administrators, attorneys and representatives of each of them, and any other person or entity in privity with any of them (collectively, the "Whitehall Released Parties") from, and covenant and agree not to sue any of the Whitehall Released Parties with regard to any and all claims, whether currently known or unknown, which Employee now has, ever has had or may ever have against any of the Whitehall Released Parties arising from or related to:

            (i) Employee's employment the Whitehall or the termination thereof, including but not limited to claims of wrongful discharge; breach of contract; employment discrimination under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Illinois Human Rights Act, the Chicago Human Rights Ordinance, and/or the Cook County Human Rights Ordinance, or any other statutory or common law causes of action;

            (ii) any demand, action, claim, liability, obligation, cost, expense, debt, cause of action, or lawsuit arising from or relating to the claims asserted in the Capital Factors Action or the Government Investigations or any other civil or criminal action arising from or relating to the subject matter thereof, including any claim for indemnification pursuant to the Certificate, the By-laws or the Delaware General Corporation Law, as the same exist or as they may be amended from time to time; and

            (iii) except as expressly contemplated hereby, the Employment Agreement, including any claim for any payment pursuant to section 4, 5 or 7 thereof.

            B. Notwithstanding the generality of the foregoing, Employee does not waive and/or release any rights that he may have to benefits under the United HealthCare Options Preferred Provider Organization Plan, the Cigna Dental PPO, Exec-U-Care Group Medical Reimbursement Insurance, the Whitehall Jewellers, Inc. 401(k) Plan, the Whitehall Jewellers, Inc., 1997 Long-Term Incentive Plan and grants thereunder, the Blanket Accident Insurance Program and the Voluntary Long-Term Disability Plan (the "Plans") to which Employee may be entitled as a result of his employment by Whitehall through the Termination Date; provided that


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for the purposes of determining what rights Employee has under any of the Plans, the termination of the employment of Employee under the Employment Agreement shall be deemed to have been for Cause and shall be a Nonqualifying Termination thereunder.

            C. Except for breaches of this Agreement, Whitehall hereby fully, finally and forever waives and unconditionally releases, acquits and discharges Employee from, and covenants and agrees not to sue Employee with regard to any and all claims which Whitehall now has, ever has had or may ever have against Employee arising from or related to (i) any obligation of Employee to repay amounts advanced to Employee for defense costs related to the Government Investigations prior to the date hereof and (ii) any demand, action, claim, liability, obligation, cost, expense, debt, cause of action, or lawsuit arising from or relating to the claims asserted in the Capital Factors Action or the Government Investigations.

            D. Employee and Whitehall represent and warrant to each other that he/it has the full right and power to grant, execute, and deliver the releases, undertakings and agreements contained in this Agreement. Whitehall represents and warrants to Employee that as of the date hereof it does not have knowledge of any claim that Whitehall has against Employee other than any claim arising from or relating to the claims asserted in the Capital Factors Action or the Government Investigations. For purposes of the preceding sentence, "knowledge" shall mean the actual conscious awareness of the directors and executive officers of Whitehall.

         2. EMPLOYEE'S TERMINATION DATE: Employee's employment with Whitehall terminated effective December 25, 2003 (the "Termination Date") for all purposes.

         3. PAYMENTS ON BEHALF OF EMPLOYEE: Whitehall agrees to advance reasonable defense costs incurred by Employee in defending against the US Attorney Investigation, the SEC Investigation, the Capital Factors Action or any other civil or criminal action arising from the subject matter thereof up to a maximum of $293,000 (such amount to include fees and expenses advanced prior to the date hereof and fees and expenses advanced pursuant to Section 10.C.
below). Such costs shall be advanced by Whitehall only after receipt of copies of appropriate invoices from Jenner & Block LLP or such other legal counsel of national prominence as employee may retain.

         4. CONTINUED COOPERATION: Employee agrees to continue to cooperate with Whitehall in connection with the Capital Factors Action, the Government Investigations and Whitehall's internal investigation relating thereto, including by making himself reasonably available for interviews. Nothing in this
Section 4 shall obligate Employee to incur any out-of-pocket expense, and Whitehall agrees to pay all reasonable out-of-pocket expenses that Employee incurs in providing any cooperation Whitehall may request. For purposes of clarification, such out-of-pocket expenses shall not include attorneys' fees or expenses, but shall include items such as travel expenses.

         5. BENEFIT CONTINUATION: Employee may elect to continue his group health insurance, dental insurance, Exec-U-Care coverage and long-term disability insurance with respect to Employee and his dependents for the greatest of (i) the 12-month period following the


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Termination Date, (ii) the period provided pursuant to the terms of the plan or
(iii) if the coverage or insurance is subject to COBRA, the COBRA continuation period. In any case, for the 12-month period immediately following the Termination Date (and only for such period), the costs of such continuation shall be shared by Whitehall and Employee in the same proportion as such costs were shared immediately prior to the Termination Date.

         6. DIRECTORS AND OFFICERS LIABILITY INSURANCE; INDEMNIFICATION:
Whitehall agrees that, notwithstanding the termination of Employee's employment with Whitehall, Whitehall shall, for at least 3 years after the Date of Termination, use all reasonable efforts to have Employee included as a named insured or otherwise covered for actions or failure to act by Employee in his capacity as a director or officer of Whitehall to at least the same extent as other executive officers or directors, as the case may be, of Whitehall under any directors or officers liability insurance policies maintained by Whitehall; provided that the additional cost of providing coverage with a retroactive date including Employee's period of service or with an extended reporting period or a combination of both does not materially increase the cost of Whitehall's directors and officers insurance. Whitehall agrees that it will not alter the indemnification provisions in the Certificate or By-laws so as to give Employee less protection thereunder with respect to periods during which Employee served Whitehall as an executive officer or other employee as is afforded other executive officers or peer employees, as the case may be, with respect to periods during which they serve Whitehall.

         7. OTHER PAYMENTS OR BENEFITS: The parties understand and agree that the Employee is entitled to no payments or benefits of any kind, other than those set forth above.

         8. WITHHOLDING TAXES: Whitehall may withhold from all payments due to Employee or to be paid on behalf of Employee hereunder all taxes which, by applicable federal, state, local or other law, Whitehall is required to withhold therefrom.

         9. DISCLOSURE: Employee acknowledges that Whitehall may file a copy of this Agreement with the SEC and, therefore, that the terms hereof will be publicly disclosed. Notwithstanding the preceding, Employee and Whitehall agree not to disclose any information with respect to the negotiation of this Agreement to any person other than Employee's spouse, his attorney, officers and directors of Whitehall who have a need to know such information, or as may be otherwise required by law or stock exchange rules.

         10. OTHER UNDERTAKINGS:

             A. Employee agrees that, during his employment with Whitehall, he has had access to and/or has acquired confidential information of Whitehall and its affiliates, including strategic and tactical business, financial, profit, marketing, analytical and sales information, vendor pricing agreements and contract details and internal organizational structure, and trade secrets belonging to Whitehall ("Confidential Information"). Accordingly, Employee agrees that he shall not directly or indirectly use, disclose, or take any action that may result in the use by or disclosure to any person or entity of any Confidential Information of Whitehall, unless such


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information lawfully has become generally available to the public not as a result of a breach of this Agreement by Employee, or except as otherwise required by law.

             B. Employee shall not take any action, verbal or otherwise, that would be reasonably likely to disparage or damage the reputation or operations of Whitehall or any of the other Whitehall Released Parties.

             C. Subject to the limitations set forth in Section 3, Whitehall shall reimburse Employee for reasonable legal fees and expenses incurred by Employee for the review and/or negotiation by legal counsel of this Agreement.

         11. NON-ADMISSION: The parties agree that this Agreement is not intended to and does not constitute any admission of fault, wrongdoing, responsibility or liability on the part of Whitehall or Employee.

         12. ACKNOWLEDGMENTS: Employee hereby acknowledges that he is entering into this Agreement knowingly and voluntarily, and further acknowledges that:

             A. this Agreement is written in a manner understood by Employee;

             B. this Agreement refers to and specifically waives claims under the Age Discrimination in Employment Act, as amended, except to the extent that such claims arise after the date of this Agreement;

             C. Employee has received valuable consideration, to which he would not otherwise have been entitled, in exchange for the waiver and release of claims included in this Agreement;

             D. Employee has been advised by Whitehall in writing to consult with an attorney prior to executing this Agreement;

             E. Employee may take up to 21 days from receipt of this Agreement to consider whether to sign the Agreement; and

             F. Employee shall have seven days following execution to revoke this Agreement (in which case this Agreement shall be null and void and neither Employee nor Whitehall shall any obligations under it), and the Agreement shall not take effect until those seven days have expired.

         13. COMPLETE AGREEMENT: The parties agree that this Agreement supersedes and renders null and void all previous agreements of any kind between the parties, except as stated herein. The parties further agree that no promise or inducement has been offered for this Agreement other than as set forth herein.


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         14. APPLICABLE LAW: The provisions of this Agreement shall be governed by the laws of the State of Illinois.

         WHEREFORE, the parties have affixed their signatures below.


/s/ Jon H. Browne                           Whitehall Jewellers, Inc.
-----------------------------------
Signature of Employee


Jon H. Browne                               By: /s/ Hugh Patinkin
------------------------------------            --------------------------------
Printed Name of Employee                        Its: CEO
                                                    ----------------------------
          3/3/04                                                3/5/04
-------------------------------------       ------------------------------------
Dated                                       Dated



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